BWXT Promotes Chip Whitford
to Senior Vice President and General Counsel

(LYNCHBURG, Va. – January 4, 2023) – BWX Technologies, Inc. (NYSE: BWXT) has promoted Ronald O. (Chip) Whitford, Jr. to the position of senior vice president, general counsel, chief compliance officer and corporate secretary, effective January 2, 2023. Whitford is succeeding Thomas E. McCabe, who will serve as special advisor to the CEO until his retirement on August 1, 2023.

Whitford joined the company in 2017 and most recently has served as vice president, deputy general counsel and assistant corporate secretary, for the company. In his new role, Whitford will have responsibility for BWXT’s legal, ethics and compliance functions as well as serving as an executive liaison and secretary to the board of directors.

“As a part of our succession planning process, we are extremely fortunate to have someone of Chip’s caliber and experience fully ready to take on this crucial position for BWXT,” said Rex Geveden, president and chief executive officer. “We wish Tom McCabe, our outgoing general counsel, all the best in retirement and appreciate him staying with us in an advisory capacity through July 2023.”

Prior to joining BWXT, Whitford served as in-house counsel for a number of public companies in the manufacturing, financial services and software industries. He served as general counsel and secretary of Tasty Baking Company; vice president, legal and assistant secretary of PHH Corporation; associate general counsel and assistant secretary of Lorillard, Inc.; and group vice president, associate general counsel and assistant secretary of Rimini Street, Inc.

Whitford began his legal career in private practice in Cleveland, Ohio. He holds a bachelor’s degree in economics and English from the University of Michigan and a law degree from Case Western Reserve University School of Law.

About BWXT
At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Virginia, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,700 employees, BWXT has 14 major operating sites in the U.S., Canada and the U.K. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter at @BWXT and learn more at www.bwxt.com.

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